EXHIBIT 21.1

Subsidiaries

•	Vertex Energy Operating, LLC, a Texas Limited Liability Company (wholly-owned)(“Vertex Operating”)

•	Vertex Refining, LA,, LLC, a Louisiana Limited Liability Company (wholly-owned by Vertex Operating)

•	Vertex Recovery Management, LLC, a Texas Limited Liability Company (wholly-owned)(“Vertex Recovery”)

•	Vertex Recovery Management LA, LLC, a Louisiana Limited Liability Company (51% owned by Vertex Recovery Management, LLC and 49% owned by Industrial Pipe, Inc.)

•	Vertex Splitter Corporation, a Delaware corporation (wholly-owned)

•	Vertex Refining Myrtle Grove LLC, a Delaware Limited Liability Company (84.42% owned by Vertex Operating)

•	HPRM LLC, a Delaware Limited Liability Company (35% owned by Vertex Operating)

•	Vertex Acquisition Sub, LLC, a Nevada Limited Liability Company (“Vertex Acquisition”) (wholly-owned by Vertex Operating)
Wholly-owned subsidiaries of Vertex Acquisition:

◦	Cedar Marine Terminals, L.P., a Texas limited partnership

◦	Crossroad Carriers, L.P., a Texas limited partnership

◦	Vertex Recovery, L.P., a Texas limited partnership

◦	H&H Oil, L.P., a Texas limited partnership